Filed Pursuant to Rule 433

Registration Statement No. 333-233405

METHANEX CORPORATION

Final Term Sheet

Dated September 9, 2019

US$700,000,000 5.250% Senior Notes due 2029 (the “Notes”)

Issuer:	Methanex Corporation (the “Issuer”)

Format:	SEC Registered

Security Type:	Senior Unsecured Notes

Trade Date:	September 9, 2019

Settlement Date:	September 12, 2019 (T+3)

Aggregate Principal Amount:	US$700,000,000

Maturity Date:	December 15, 2029

Price to Public:	99.969% plus accrued interest, if any, from September 12, 2019

Underwriter Commission	0.650%

Yield to Maturity:	5.255%

Coupon:	5.250%

Interest Payment Dates:	June 15 and December 15, beginning December 15, 2019 (short first coupon)

Payment Record Dates:	June 1 and December 1

Benchmark Treasury:	UST 1.625% due August 15, 2029

Benchmark Treasury Yield:	1.630%

Spread to Benchmark Treasury:	+362.5 basis points

Optional Redemption:

Prior to September 15, 2029, the Notes will be redeemable at the Issuer’s option at any time, in whole or in part, at the greater of (1) 100% of the principal amount of the Notes being redeemed and (2) a make-whole redemption price determined by using a discount rate of the Treasury Rate plus 50 basis points, plus, in each case, accrued and unpaid interest to the redemption date.

On or after September 15, 2029, the Notes will be redeemable at the Issuer’s option at any time, in whole or in part, at 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest to the redemption date.

Denominations:	US$2,000 and integral multiples of US$1,000 in excess thereof

CUSIP / ISIN:	59151K AL2 / US59151KAL26

Joint Book-Running Managers:	HSBC Securities (USA) Inc. J.P. Morgan Securities LLC RBC Capital Markets, LLC

Co-Managers:	BNP Paribas Securities Corp. Mizuho Securities USA LLC BMO Capital Markets Corp. BofA Securities, Inc. nabSecurities, LLC

It is expected that delivery of the Notes will be made against payment therefor on or about September 12, 2019, which will be the third business day following the date of pricing of the Notes (such settlement cycle being referred to herein as “T+3”). Under Rule 15c6-1 pursuant to the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the date of pricing will be required, by virtue of the fact that the Notes initially will settle in T+3, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade those Notes on the date of pricing should consult their own advisor.

The Issuer has filed a registration statement (File No. 333-233405) (including a prospectus) and a prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus supplement and prospectus in the registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and you can request it by writing HSBC Securities (USA) Inc., 452 Fifth Avenue, 3rd Floor, New York, New York 10018, Attention: Transaction Management Group, by calling 1-866-811-8049 or by emailing tmg.americas@us.hsbc.com, or writing J.P. Morgan Securities LLC, 383 Madison Avenue, New York, New York 10179, Attention: Investment Grade Syndicate Desk – 3rd floor, or by collect calling 1-212-834-4533, or writing RBC Capital Markets, LLC, 200 Vesey Street, 8th Floor, New York, New York 10281, Attention: Debt Capital Markets, by calling 1-866-375-6829 or by emailing rbcnyfixedincomeprospectus@rbccm.com.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.

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